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ARCH CHEMICALS, INC.

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Dear Shareholder:

We have some exciting news to share with you. Shortly before going to press with our 2003 Annual Report, we announced that we have reached agreement to acquire Avecia’s Biocides business, which is comprised of a Pool & Spa business and a Protection & Hygiene business, subject to customary closing conditions and certain regulatory approvals.

These businesses, with combined sales of $137 million in 2003, will complement our world-class strengths in water treatment and industrial biocides. We fully expect these acquired businesses to meet the stringent financial criteria embodied in our acquisition strategy, and we hope to conclude this transaction near the end of the first quarter of 2004. (For further details on the transaction, please see the press release on our Web site at www.archchemicals.com.)

With its BAQUACIL® and BAQUA Spa® brand products, the Pool & Spa business will provide Arch with a strong product line that complements and extends our pool water treatment products beyond Arch’s existing line of chlorine-based sanitizers. Pool & Spa sales are principally concentrated in North America, and those sales are exclusively through specialty pool and spa dealers. The acquisition of this business will therefore rapidly accelerate our participation in the dealer channel. This is a key strategic growth area for Arch, since dealers account for an estimated two-thirds of all pool chemical sales in North America!

The integration of the Protection & Hygiene business into Arch will make us one of the world’s largest suppliers of industrial biocides and one that can satisfy virtually every customer need for biocides. With brands such as PROXEL™ and VANTOCIL™ and a presence in major global regions, this business will complement Arch’s existing industrial biocides business. In addition, the business offers Arch an immediate presence in exciting new consumer-focused health and hygiene applications. For example, these biocides are incorporated into household products such as mop wipes and hand soaps, laundry products, institutional cleansers and health care products. Furthermore, they are incorporated into clothing and linens for hygienic protection under the PURISTA™ brand name.

This acquisition is yet another example of the ways that we at Arch Chemicals are striving to enhance shareholder value by strengthening our core businesses and expanding our presence in fast growing segments and global regions. We appreciate your investment in Arch, and we hope that you share our excitement over this major strategic initiative.

Michael E. Campbell Chairman, President and CEO Arch Chemicals, Inc. March 5, 2004